Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces $750 Million of Additional Wind Tower Orders and Plans for New Facility in New Mexico

DALLAS, Texas - ARCOSA, Inc. - March 14, 2023:
Arcosa, Inc. (NYSE: ACA) (“Arcosa” or the “Company”), a provider of infrastructure-related products and solutions, today announced that it has received wind tower orders of approximately $750 million for delivery beginning in 2024 and continuing through 2028. The majority of these orders will support wind energy expansion projects currently underway in the Southwest. As a result, Arcosa plans to open a manufacturing facility in Belen, New Mexico, strategically located to supply these major projects.

Antonio Carrillo, President and CEO, commented, “We look forward to expanding our manufacturing capacity to New Mexico, where market demand for new wind projects is robust. Our new facility will strengthen our position in the wind tower market and enable Arcosa to benefit from growing wind investment in the Southwest. We are pleased to create new jobs in the state of New Mexico, which has been a supportive partner and a strong proponent of wind energy development.

“The outlook for our wind business remains favorable, reflecting rising demand for access to clean energy. Since the passage of the Inflation Reduction Act, we have received wind tower orders in excess of $1.1 billion. As a leading provider for North America’s energy transition, we have a successful track record of bringing new facilities on-line, and we look forward to serving the growing market for wind energy development across our four manufacturing facilities.”

The $750 million of new orders are expected to be eligible for the Advanced Manufacturing Production tax credit included in the Inflation Reduction Act. Arcosa plans to invest $55 to $60 million to purchase property, modify the existing plant, and procure necessary equipment for the new facility, supported by attractive incentives from the state of New Mexico and the city of Belen. Production is expected to begin in mid-2024. Current orders provide a healthy level of backlog through 2028 for the Belen, New Mexico facility. Additional capacity is available to support further growth in the region.

About Arcosa

Arcosa, Inc., headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, engineered structures, and transportation markets. Arcosa reports its financial results in three principal business segments: Construction Products, Engineered Structures, and Transportation Products. For more information, visit www.arcosa.com.

972.942.6500	arcosa.com

INVESTOR CONTACTS

Gail M. Peck	Erin Drabek	David Gold
Chief Financial Officer	Director of Investor Relations	ADVISIRY Partners

T 972.942.6500		T 212.661.2220
InvestorResources@arcosa.com		David.Gold@advisiry.com

MEDIA CONTACT

Media@arcosa.com

972.942.6500	2	arcosa.com